EXHIBIT 23.1

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 19, 2016 relating to the consolidated financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries, and the effectiveness of MDU Resources Group, Inc. and subsidiaries' internal control over financial reporting appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Interests of Named Experts and Counsel” in this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
July 21, 2016